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                      ALEXANDRIA REAL ESTATE EQUITIES, INC.

                             ARTICLES SUPPLEMENTARY

                  Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:

                  FIRST:    Under a power contained in Title 3, Subtitle 8 of
the Maryland General Corporation Law (the "MGCL"), the Corporation, by resolutions of its Board of Directors (the "Board of Directors"), duly adopted at a meeting duly called and held on February 4, 2000, elected to become subject to Sections 3-804(a) and 3-804(c) of the MGCL.

                  SECOND:   The election to become subject to Sections 3-804(a)
and 3-804(c) of the MGCL has been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

                  THIRD:    The undersigned Senior Vice President of the
Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and attested to by its Secretary on this 10th day of February, 2000.

ATTEST:                                     ALEXANDRIA REAL ESTATE
                                            EQUITIES, INC



/s/ Laurie A. Allen                         By: /s/ Peter J. Nelson       (SEAL)
----------------------------                   ---------------------------
Laurie A. Allen, Secretary                  Name: Peter J. Nelson
                                            Title: Senior Vice President